Centessa Pharmaceuticals Announces $300 Million Financing Agreement with Oberland Capital

~ New $300 million facility, combined with Company’s cash balance as of June 30, 2021, provides access to over $900 million to advance development programs and enable pursuit of strategic business development opportunities ~

BOSTON & LONDON, October 4, 2021– Centessa Pharmaceuticals plc (“Centessa” or “Company”) (Nasdaq: CNTA), a clinical-stage company leveraging its innovative asset-centric business model to discover, develop and ultimately deliver impactful medicines to patients, today announced that it has entered into a $300 million financing agreement with funds managed by Oberland Capital Management LLC (“Oberland Capital”).

Oberland Capital will purchase up to $300 million of 6-year, interest-only, senior secured notes (“Notes”) from the Company under the following terms:

•$75 million funded October 4, 2021 (“First Purchase Date”)
•$125 million available to be funded in tranches of $75 million and $50 million within 24 months of First Purchase Date at the option of the Company
•$100 million available to fund M&A, in-licensing, or other strategic transactions, at the option of the Company and Oberland Capital
•The Notes are interest-only for the full 6-year term; principal on the Notes will be due
October 4, 2027, with certain contingent and capped payments due up to ten years from First Purchase Date
•Flexible structure with no financial covenants

This $300 million facility, combined with the Company’s existing cash balance as of June 30, 2021, provides access to over $900 million to advance the Company’s pipeline of clinical and pre-clinical programs and enable the Company to pursue strategic business development opportunities.

“Our ability to secure such a flexible, long-term financing arrangement with a 6-year, interest-only period is directly enabled by our broad portfolio of uncorrelated programs based on compelling biology. On the heels of our recent positive Phase 2 readout of SerpinPC and upcoming registrational trial for lixivaptan, this financing will allow us to further scale up our development activities and provide enhanced balance sheet flexibility for pipeline expansion,” said Gregory Weinhoff, MD, MBA, Chief Financial Officer of Centessa.

“We are excited to be partnering with Centessa to help bring their portfolio of innovative product candidates to patients as quickly as possible,” said Andrew Rubinstein, Managing Partner of Oberland Capital. “Our flexible financing structure is designed to allow the Centessa team to maintain maximum optionality as their pipeline matures, with two programs entering potential registrational studies next year and multiple INDs expected.”

Additional details regarding the financing are available in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission today. The foregoing summary of certain terms of the financing agreement and related agreements is qualified in its entirety by reference to the full text of such agreements, which will be filed as exhibits to our next Form 10-Q.

About Centessa Pharmaceuticals
Centessa Pharmaceuticals plc aims to bring impactful new medicines to patients by combining the strengths of an asset-centric model with the benefits of scale and diversification typical of larger R&D organizations. The asset-centric model refers to a highly specialized, singular-focused company that is led by a team of well-recognized subject matter experts. Centessa’s asset-centric companies’ programs range from discovery-stage to late-stage development and include diverse therapeutic areas such as oncology, hematology, immunology/inflammation, neuroscience, hepatology, pulmonology and nephrology. For more information, visit www.centessa.com.

About Oberland Capital
Oberland Capital, a private investment firm with over $2.25 billion in capital commitments since inception, is focused exclusively on investing in the global healthcare industry and specializes in flexible investment structures customized to meet the specific capital requirements and strategic objectives of its transaction partners. Oberland Capital’s broad suite of financing solutions includes monetization of royalty streams, acquisition of future product revenues, creation of project-based financing structures, and investments in traditional debt and equity. With a combination of deep industry knowledge and extensive structured finance experience, the Oberland Capital team has a history of creating value for its transaction partners. The firm was founded in 2013 by Jean-Pierre Naegeli and Andrew Rubinstein.

Forward Looking Statements
This press release contains forward-looking statements. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements including statements related to the Company’s ability to deliver impactful medicines to patients; our asset-centric business model and the intended advantages and benefits thereof; research and clinical development plans, including with respect to our product candidates, their therapeutic potential and expected clinical trials; our strategy; our current cash position and runway and our intentions and plans with respect to our financing arrangement with Oberland Capital, including the use of proceeds therefrom.

Any forward-looking statements in this press release are based on our current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to our ability to maintain our financing facility with Oberland Capital; our ability to repay amounts drawn under such facility; our ability to protect and maintain our intellectual property position; business, regulatory, economic and competitive risks, uncertainties, contingencies and assumptions about the Company; risks inherent in developing products and technologies; future results from our ongoing and planned clinical trials; our ability to obtain adequate financing to fund our planned clinical trials and other expenses; trends in the industry; the legal and regulatory framework for the industry;

future expenditures risks related to our asset-centric corporate model; the risk that any one or more of our product candidates will not be successfully developed and commercialized; the risk that the results of preclinical studies or clinical studies will not be predictive of future results in connection with future studies; and risks related to the COVID-19 pandemic including the effects of the Delta variant. These and other risks concerning our programs and operations are described in additional detail in our most recent Quarterly Report on Form 10-Q and our other reports, which are on file with the SEC. We explicitly disclaim any obligation to update any forward-looking statements except to the extent required by law.

Contacts:

Investor Contact:	Media Contacts:
Jennifer Porcelli, Head of Investor Relations	US
Centessa Pharmaceuticals	Dan Budwick, 1AB
jennifer.porcelli@centessa.com	dan@1abmedia.com

UK/Greater Europe
Mary Clark, Optimum Strategic Communications
centessa@optimumcomms.com